Exhibit (d)(5)

                           Harris Insight Funds Trust


                 Amendment of Investment Sub-advisory Contracts
                                       for
   Harris Insight International Fund and Harris Insight Emerging Markets Fund
                                      with
                        Hansberger Global Investors, Inc.

     This amendment is made as of April 30, 2001, between Harris Investment Management, Inc, a Delaware corporation ("HIM"), and Hansberger Global Investors, Inc., a Delaware corporation ("Hansberger").

                                    Recitals

     A. Harris Trust and Savings Bank, an Illinois banking corporation ("Harris"), currently provides services to the Harris Insight Funds Trust, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), and the Trust compensates Harris, with respect to the various series of the Trust, including Harris Insight International Fund ("International Fund") and Harris Insight Emerging Markets Fund ("Emerging Markets Fund"), pursuant to the investment advisory contract between the Trust and Harris dated April 28, 2000, as supplemented on September 5, 2000 (the "Advisory Contract").

     B. HIM currently provides services to the Trust, and Harris compensates HIM, with respect to each of such series of the Trust, including International Fund and Emerging Markets Fund, pursuant to the portfolio management contract between Harris and HIM dated April 28, 2000, as supplemented on September 5, 2000 (the "Portfolio Management Contract").

     C. Hansberger currently provides services to the Trust, and HIM compensates Hansberger, with respect to each of International Fund and Emerging Markets Fund pursuant to investment sub-advisory contracts between HIM and Hansberger dated August 6, 1997 and October 1, 1997, respectively (the "Subadvisory Contracts"). In each Sub-advisory Contract, HIM has appointed Hansberger as sub-adviser pursuant to authority derived from the Advisory Contract and the Portfolio Management Contract.

     D. Harris, HIM and the Trust have agreed that, effective as of the close of business on the date hereof, Harris will transfer to HIM its rights and obligations under the Advisory Contract, HIM will accept such rights and assume such obligations, and the Portfolio Management Contract will terminate.

     E. HIM and Hansberger wish to amend each of the Sub-advisory Contracts to reflect the fact that HIM has become the investment adviser to each of International Fund and Emerging Markets Fund, that Hansberger has been appointed sub-adviser pursuant to the Advisory Contract and that the Portfolio Management Agreement has been terminated.

                                    Agreement

     In consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree that from and after the close of business on the date hereof each Sub-advisory Contract is amended in the following respects:

     1. References to the "Portfolio Management Agent" or to "the Adviser and the Portfolio Management Agent" are changed to references to the "Adviser;"

     2. References to the "Portfolio Management Contract" are changed to references to the "Investment Advisory Contract;"

     3. In section 1, the clause "Harris Trust and Savings Bank, an Illinois bank and the investment adviser to the portfolios of Harris Insight Funds Trust (the "Trust") (the "Adviser") and the Portfolio Management Agent" is amended to read "HIM and Harris Insight Funds Trust (the "Trust").

     The parties have executed and delivered this agreement as of the date first written above.

                                           HANSBERGER GLOBAL INVESTORS, INC.


                                           By   /x/  Kimberley Scott
                                                -------------------------
                                                Name:  Kimberley Scott
                                                Title:


                                           HARRIS INVESTMENT MANAGEMENT, INC.


                                           By   /x/  W.O. Leszinske
                                                ---------------------
                                                Name:  W.O. Leszinske
                                                Title: President